FOR IMMEDIATE RELEASE

         CORONADO EXPLORATIONS LTD. ANNOUNCES NEW BOARD APPOINTMENTS

January 23, 2002, London - Coronado Explorations Ltd. (The Company) (OTC:BB-
COOX) announced today that it has appointed Paul McClory, Michael Ram and Isaac Moss to the Company's Board of Directors. On January 22nd 2002 the company announced that it had completed a merger with Naturol Inc., a Nevada Corporation which holds the exclusive U.S. license to proprietary, leading edge, cost effective technology for extraction of bioactive compounds from plants. Under the terms of the Merger Agreement, the present board of Coronado Inc. has resigned.

Paul McClory is an international businessman who has spent most of his career developing and commercialising new technologies primarily in the environmental and agro industrial industries. Based in London, he has business interests in Europe, USA, Canada, Asia and Africa. He was a founding shareholder and director of AMR which company is now a substantial player in rare earths in China. In the 1990's he played a key role in identifying industrial applications for Kenaf, a natural fibrous plant currently used to produce car parts for Ford's Visteon Division in Indiana. Mr. McClory is also a director of Sustainable Projects Development Group in England which is developing an agro industrial business in Spain based on the manufacture of bio-composites using Kenaf and other fiber crops for the auto industry.

Paul McClory founded Naturol in 1998 to develop alternative innovative, cost effective proprietary technology for the extraction of valuable essential oils and bio active compounds from plants for the pharmaceutical, nutraceutical, flavor and fragrance industries, whose extraction technology has changed little over the past one hundred years

Michael Ram has a Bachelor of Science from Lafayette College, an M.S. and D.Sc. in Chemical Engineering from the New Jersey Institute of Technology, and an LLB from
Seton Hall Law School. He has had a distinguished international career in the practice of intellectual property law since 1972 and is himself a holder of more than 20 U.S. Patents. Dr. Ram was a former partner in the law firm of Arant, Kleinberg, Lerner and Ram, former Senior Counsel at Loeb and Loeb, and is currently Senior Counsel to the law firm of Koppel, Jacobs, Patrick and Heybl, specialising in intellectual property and licensing. Prior to entering private practice, Dr. Ram was a Senior Research Engineer, Celanese Research Company, Patent Counsel and Director of Technical Liaison, C.R. Bard, Vice President R & D Starr Surgical and General Counsel Kabi Pharmacia Opthalmics.

As a non executive director, Dr. Ram brings considerable technical expertise and a wealth of experience to the Company in the area of patenting, licensing, engineering and commercialization of Naturol's proprietary extraction technologies.

Isaac Moss has specialised in providing investment banking and business advisory services to companies in the chemical, resource, hospitality, entertainment and leisure, forest products, agro industrial and telecommunications industries. Mr. Moss has developed a global network of institutional investment banking and business contacts in pursuit of

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investment capital and strategic alliances on behalf of client companies. As such he has a solid understanding of commercial applications and markets for technologies, as well as licensing and technology transfer. Isaac Moss played a key role in the development of the Natural business plan and the formation of the company. He will serve as a director and the company's Secretary/Treasurer.

The extraction of oils and bioactive compounds from plants is a multi-billion dollar global business with far reaching applications to the pharmaceuticals, neutraceuticals, flavors and fragrance industries. A February 2001 market research report by The Freedonia Group reports that the US demand for plant-derived chemicals was in excess of $2.8 billion in 2000. US sales are projected to approach $4 billion by 2004. Current technology for producing plant extracts typically employs a flammable and carcinogenic solvent called Hexane. Hexane leaves significant residues in extracted products for human consumption in pharmaceuticals, neutraceuticals, flavors and fragrances, and as a consequence is a source of growing concern to health authorities in North America and Europe. Naturol Inc. is dedicated to becoming a global leader in the commercialization of technology for the production of low cost, high quality extracts from natural materials. Naturol's proprietary technologies offer a benign and cost effective alternative to current extraction technologies.

Forward-Looking Statements: The statements in this press release regarding Naturol's technology, benefits or expertise of the new board members, future opportunities and any other effect, result or aspect of the transaction and any other statements, which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of acquired businesses, costs, delays, and any other difficulties related to the merger, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information Contact:

Naturol Inc.
Brad Grieco
Isaac Moss
Tel: 702-450-1600
Fax: 702-450-5790